[2900 Westchester Avenue Purchase, New York 10577] ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT (Under section 408A of the Internal Revenue Code) Name of Insurer JACKSON NATIONAL LIFE INSURANCE COMPANY Check if this endorsement supersedes a prior OF NEW YORK Roth IRA endorsement [2900 Westchester Avenue Purchase, NY 10577] This endorsement is made a part of the annuity Contract to which it is attached, and is effective on the Issue Date, unless another effective date for this endorsement is shown below. The Owner is establishing this Contract to provide for his or her retirement and for the support of his or her beneficiaries after death. The following tax qualified plan provisions apply to a Contract which is issued as a Roth individual retirement annuity (Roth IRA) under Internal Revenue Code ("IRC") Section 408A. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control. The Owner shall comply with the tax qualified plan provisions to prevent loss of the advantages of tax deferral and to prevent tax penalties. Article I The Premium provision of the Contract is amended so that, 1. Flexible Premium Deferred Annuities. For Contracts that permit flexible Premium payments; or Modified Single Premium Deferred Annuities. For Contracts that permit Premium payments in the first Contract Year only. Except in the case of a rollover contribution described in 408A(e), a nontaxable transfer from another Roth IRA, a recharacterized contribution described in section 408A(d)(6), or an IRA Conversion Contribution described in section 408A(d)(3)(C), the issuer will accept only cash contributions and only up to the lesser of 100% of compensation or the applicable amount as defined in 1(a) or (b) below for any tax year of the Owner. 2. Single Premium Annuities. For Contracts that permit one single Premium payment, only a single Roth IRA regular contribution (subject to the Roth IRA maximum permissible contribution amount) or a single Premium qualified rollover contribution (as permitted by IRC Section 408(d)(3)) or a single conversion, may be made to this Contract. Any contribution shall be in cash. 7716NY 04/19

Article II 1. The applicable amount is determined under (a) or (b) below: (a) If the Owner is under age 50, the applicable amount is $5,500 for any taxable year beginning in 2018 and years thereafter. (b) If the Owner is 50 or older, the applicable amount is $6,500 for any taxable year beginning in 2018 and thereafter. The limits in paragraphs 1(a) above will be adjusted by the Secretary of the Treasury for cost-of- living increases under section 219(b)(5)(D). Such adjustments will be in multiples of $500. The applicable limit described in Article I is gradually reduced to $0 between certain levels of modified adjusted gross income (MAGI). In 2018, for a single Owner, the applicable limit is phased out between MAGI of $120,000 and $135,000; for a married Annuitant who files jointly, between MAGI of $189,000 and $199,000; and for a married Owner who files separately, between $0 and $10,000. These limits will be adjusted by the Secretary of Treasury for cost-of- living increases. Such adjustments will be in multiples of $1,000. Modified adjusted gross income for a taxable year is defined in section 408A(c)(3(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from a non-Roth IRA (a "conversion"). If the Owner makes regular contributions to both Roth and non-Roth IRAs for a taxable year, the maximum regular contribution that can be made to all the individual's Roth IRAs for that taxable year is reduced by the regular contributions made to the individual's non-Roth IRAs for the taxable year. Any refund of Premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future Premiums or the purchase of additional benefits. Article III The Premium provision of the Contract is amended so that no contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE IRA plan. Article IV A regular contribution to a non-Roth IRA may be recharacterized pursuant to the rules in section 1.408A-5 of the regulations as a regular contribution to this IRA, subject to the limits in Article II above. 7716NY 04/19 2

Article V For purposes of Article II above, compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance Premiums, tips, and bonuses) and includes earned income, as defined in Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, section 401(c)(2) shall be applied as if the term trade or business for purposes of section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in the individual's gross income under section 71 with respect to a divorce or separation instrument described in subparagraph (A) of section 71(b)(2). In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a non-Roth IRA. The term "compensation" also includes any differential wage payments as defined in Section 3401(h)(2). Article VI The Owner's interest in the Contract is nonforfeitable and nontransferable. Article VII The Contract does not require fixed contributions. Article VIII The Death Benefit Provisions of the Contract are amended so that no amount is required to be distributed prior to the death of the individual for whose benefit the Contract was originally established. Article IX The Death Benefit Provisions of the Contract are amended so that: 1. If the Owner dies before his or her entire interest in the Contract is distributed to him or her and the Owner's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the beneficiary, either: (a) Be distributed by December 31 of the calendar year containing the fifth anniversary of the Owner's death, or 7716NY 04/19 3

(b) Be distributed over the life, or a period not longer than the life expectancy, of the designated beneficiary starting no later than December 31 of the calendar year following the calendar year of the Annuitant's death. Life expectancy is computed using the Single Life Table in Q&A 1 of section 1.401(a)(9)-9 of the Income Tax Regulations. Remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year distributions begin and reduced by 1 for each subsequent year. If distributions do not begin by the date described in (b), distribution method (a) will apply. 2. If the Owner dies before his or her entire interest in the Contract is distributed to him or her and the Owner's surviving spouse is the sole designated beneficiary, the entire remaining interest will be distributed as follows: (a) the surviving spouse may elect to receive the entire remaining interest over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date on or before the later of: (i) December 31 of the calendar year immediately following the calendar year in which the Owner died, and (ii) December 31 of the calendar year in which the Owner would have attained age 70 1/2. If the surviving spouse dies before distributions begin, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse or by December 31 of the calendar year containing the fifth anniversary of the spouse's death. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the Contract option chosen. An irrevocable election of the method of distribution by a designated beneficiary who is the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Owner's death or the date distributions are required to begin pursuant to this subparagraph (a). If the Owner's spouse is the sole designated beneficiary on the Owner's date of death, such spouse may irrevocably elect to treat the Contract as his or her own Roth IRA. This election will be deemed to have been made if such surviving spouse, subject to the requirements of Articles I and II of this endorsement, (i) makes a Roth IRA contribution to the Contract, (ii) makes a rollover to or from the Contract, or (iii) fails to elect that his or her interest will be distributed in accordance with one of the preceding provisions of this subparagraph (a). 7716NY 04/19 4

Life expectancy is computed by use of the Single Life Table in Q&A 1 of section 1.401(a)(9) of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. If distributions are being made to the spouse's designated beneficiary, the remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in this paragraph 2(a) and reduced by 1 for each subsequent year. 3. The "interest" in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As 7 and 8 of section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits. 4. All methods of distribution under the Contract must meet the requirements applicable to Roth IRAs under the code and applicable regulations. Article X 1. The Owner agrees to provide the issuer with information necessary for the issuer to prepare any reports required under sections 408(I) and 408A(d)(3)(E), and Regulations sections 1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service. 2. The issuer agrees to furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue. Article XI Notwithstanding any other Articles that may be added or incorporated, the provisions of Articles I and IV and this sentence will be controlling. Any additional Articles that are not consistent with section 408A, the related regulations, and other published guidance will be invalid. Article XII This endorsement will be amended from time to time to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the Contract. Article XIII 1. No loans are permitted under this Contract, as endorsed or amended. 2. The Assignment provision of the Contract is amended so that the Owner may not transfer ownership of the Contract, sell the Contract, or assign or pledge the Contract as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than the company. 7716NY 04/19 5

3. The Contract is established for the exclusive benefit of the Owner and the Owner's beneficiaries. 4. The Annuitant and Owner definitions, as well as the Annuitant provisions of the Contract are amended so that the Annuitant must be an individual who is the sole Owner. Neither the Owner nor the Annuitant can be changed. Thus, all distributions made while the Owner is alive must be made to the Owner. 5. If the Contract is purchased with contributions from a nontaxable transfer after the death of the holder of a Roth IRA, withdrawal charges (also known as surrender charges or deferred contingent sales charges) on any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code will be waived. Withdrawals in excess of the minimum distribution requirements may be taken at any time, subject to applicable withdrawal charges. 6. Any language in the Contract that directs that the Contract be interpreted in accordance with section 72(s) of the Code is deleted. 7. This endorsement is effective as of the date the Contract is issued or the date the Contract is converted from an IRA to a Roth IRA, whichever is later. Effective Date (if different than the Issue Date of the Contract): [May 1, 2019] Signed for the Jackson National Life Insurance Company of New York President 7716NY 04/19 6